Exhibit 10.31

Patheon Pharmaceutical Services Inc.
4721 Emperor Blvd. Suite 200
Durham, NC 27703
Patheon.com

September 11, 2012

PRIVATE AND CONFIDENTIAL

Harry Gill
12321 Angel Falls Rd.
Raleigh, NC 27614

RE: Amendment to Employment Contract
Dear Harry:
Further to our discussions, this letter (the “Letter”), effective as of September 11, 2012 (the “Amendment Effective Date”), confirms your promotion to the role of Senior Vice President, Quality and Continuous Improvement, describes certain changes to the terms and conditions of your employment and, once signed, will serve as an amendment to the Employment Agreement between you and Patheon (the “Company”), dated April 26, 2010, as amended (the “Employment Agreement”). Any terms used in this Letter that are not defined herein have the definition ascribed to them in the Employment Agreement. The Company is a subsidiary of Patheon Inc. (“Patheon”). As used herein, the “Patheon Group” means Patheon and any entity controlled by Patheon.

1.	General Provisions

This Letter, when fully executed, together with the Employment Agreement, reflects the entire agreement regarding the terms and conditions of your employment and promotion. Unless expressly modified by this Letter, the terms and conditions of the Employment Agreement, including without limitation your confidentiality undertaking, will remain the same.

2.	Responsibilities & Duties

In your new role as Senior Vice President, Quality and Continuous Improvement, you will be assuming additional global responsibilities for the Patheon Group's Quality and Continuous Improvement Operations. You will have such authority, duties, and responsibilities as are commensurate with such position and you will continue to report to the Chief Executive Officer of Patheon.

3.	Compensation & Benefits

a.
Base Salary: In recognition of these changes in your responsibilities, your annual base salary will be increased to USD $285,000, subject to standard withholdings and deductions and payable in regular installments in accordance with the Company's normal payroll practices.

b.
Performance Incentive Plan: In your new role, you will be eligible to participate in the Patheon Group's annual performance incentive plan, established for your position at a new target level of 40% of your annual base salary, based on achieving predetermined financial and other targets set by Patheon. For fiscal 2012, the change in target level will be pro-rated from the Effective Date.

c.
Options: Further, in recognition of your new role and subject to the approval of the Board of Directors of Patheon, you will be granted additional options to acquire 100,000 of Patheon's restricted voting shares, subject to Patheon's 2011 Amended and Restated Incentive Stock Option Plan (the “Stock Option Plan”) and related stock option award agreement. Except as otherwise provided in the Stock Option Plan and related stock option award agreement, the options will vest in five (5) equal installments on each of the first five (5) anniversaries of the Amendment Effective Date, subject to your continued employment with the Patheon Group until the relevant vesting dates . The subscription price for the shares under option will be the market price (as defined in the Stock Option Plan) on the date of grant. All options granted to you will expire ten (10) years from the date of grant.

d.
Other Benefits: All other compensation and benefits terms (including without limitation, severance terms) shall be as provided in your Employment Agreement. For purposes of clarity, any changes, modifications, or additions to your compensation and benefits terms require the review and approval of Patheon's Compensation and Human Resources Committee (i.e., cannot be approved at the Company level).

By executing this Letter, you confirm your decision to accept this promotion and the amendments to the terms of your Employment Agreement and you agree that your employment will be governed by the Employment Agreement, as amended by this Letter.
Very truly yours,

Patheon Pharmaceutical Services Inc.

/s/ James C. Mullen

James C. Mullen
Chief Executive Officer

Read, understood, consented, and agreed as of this ___ day of September, 2012:

SIGNED, SEALED AND DELIVERED        )
in the presence of                )
)
)
)
)    /s/ Harry Gill
Name of Witness:                            Harry Gill